Exhibit 99.1
Power Solutions International Announces Fourth Quarter and Full Year 2023 Financial Results
Net Income $8.4 million, EPS $0.36 for the Quarter
Full Year Net Income $26.3 million, an increase of 133%, EPS $1.15
Full Year Operating Cash Flows $70.5 million, an increase of $79.4 million
Debt decreased $65.8 million year-to-date, $15.1 million for the Quarter

WOOD DALE, Ill., March 14, 2024 – Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced fourth quarter and full year 2023 financial results.
Fourth Quarter 2023 Results
Sales for the fourth quarter of 2023 were $104.8 million, a decrease of $32.3 million, or 24%, compared to the fourth quarter of 2022, as a result of lower sales of $29.5 million and $16.8 million within the industrial and transportation end markets, respectively, partially offset by an increase of $14.0 million in the power systems end market. Decreased industrial end market sales are primarily due to decreases in demand for products used within the material handling and arbor care markets, as well as being directly affected by the enforcement of the Uyghur Forced Labor Prevention Act (“UFLPA”) which limited the Company’s ability to import certain raw materials at the end of 2023. The decreased sales within the transportation end market were primarily attributable to lower sales in the school bus market as customer products have evolved and new compliance and regulatory requirements have changed engine product offerings. Higher power systems end market sales are primarily due to increased demand for products across various applications, with the largest increases attributable to products used within the demand response market as well as traditional oil and gas products.
Gross profit decreased by $1.9 million, or 6%, during the fourth quarter of 2023 as compared to the same period in the prior year. Gross margin in the fourth quarter of 2023 was 26.3%, an increase of 4.8% compared to 21.5% in the same period last year, primarily due to improved mix, pricing actions and freight cost management. For both the fourth quarter of 2023 and 2022, warranty costs were $1.0 million. A majority of the warranty activity is attributable to products sold within the transportation end market in prior years.
Selling, general and administrative expenses decreased during the fourth quarter of 2023 by $0.7 million, or 7%, compared to the prior year, primarily due to lower legal costs during the period. These decreased costs were partially offset by an increase in incentive compensation expense.
Interest expense was $3.6 million in the fourth quarter of 2023 as compared to $4.3 million in the same period in the prior year, largely due to lower average outstanding debt, partially offset by higher overall effective interest rates on the Company’s debt.

The Company recorded income tax expense of $0.4 million for the fourth quarter of 2023, as compared to income tax expense of $0.3 million for the same period in 2022. Income tax expense for the fourth quarter of 2023 is related primarily to the impact of state income taxes and deferred tax liability related to indefinite lived assets.
Net income in the fourth quarter of 2023 was $8.4 million, or $0.36 per share, compared to net income of $9.3 million, or $0.40 per share for the fourth quarter of 2022. Adjusted net income was $7.5 million, or Adjusted income per share of $0.34 in the fourth quarter of 2023, compared to Adjusted net income of $10.1 million, or Adjusted income per share of $0.44 for the fourth quarter of 2022. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $12.9 million compared to Adjusted EBITDA of $16.3 million in the fourth quarter last year.
See “Non-GAAP Financial Measures” below for the Company’s definition of Adjusted net income, Adjusted net income per share, EBITDA and Adjusted EBITDA, as well as the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.
Debt Update
The Company’s total debt was approximately $145.2 million at December 31, 2023, while cash and cash equivalents were approximately $22.8 million. This compares to total debt of approximately $211.0 million and cash and cash equivalents of approximately $24.3 million at December 31, 2022. Included in the Company’s total debt at December 31, 2023, were borrowings of $50.0 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank, as the Company paid down $80.0 million during 2023, and borrowings of $25.0 million, $50.0 million, and $19.8 million, under the Second, Third and Fourth Shareholder’s Loan Agreements, respectively, with Weichai America Corp., the Company’s majority stockholder.
Management Comments
Dino Xykis, Chief Executive Officer and Chief Technical Officer, commented, “While we were unable to reach the topline revenue goals we set out for ourselves at the beginning of the year due to the unforeseen headwinds of the UFLPA and overall market conditions, we are pleased with what we were able to achieve by increasing margins and overall profitability, an accomplishment we would not have been able to achieve without the full support of every individual here at Power Solutions.”
Xykis continued, “While some of these topline pressures are expected to continue into 2024, we expect strong growth from the power systems end market to help drive our outlook for the upcoming year.”
Outlook for 2024
The Company expects its sales in 2024 to increase by approximately 3% versus 2023 levels, a result of expectations for strong growth in the power systems end market paired with flat sales in the industrial end market and a forecasted reduction in the transportation end markets. Notwithstanding this outlook, which is being driven in part by expectations for continuous improvement in supply chain dynamics, including timelier availability of parts and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine and Israel, among other factors.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports, the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Matt Thomas
Corporate Controller
(630) 509-6383
Matt.Thomas@psiengines.com

Results of operations for the three months and year ended December 31, 2023, compared with the three months and year ended December 31, 2022 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended December 31,				For the Year Ended December 31,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Net sales (from related parties $55 and $437 for the three months ended December 31, 2023 and 2022, respectively, $2,449 and $2,749 for the year ended December 31, 2023 and 2022, respectively)	$104,755	$137,007	$(32,252)	(24)%	$458,973	$481,333	$(22,360)	(5)%
Cost of sales (from related parties $35 and $342 for the three months ended December 31, 2023 and 2022, respectively, and $1,790 and $2,262 for the year ended December 31, 2023 and 2022, respectively)	77,219	107,589	(30,370)	(28)%	353,109	392,770	(39,661)	(10)%
Gross profit	27,536	29,418	(1,882)	(6)%	105,864	88,563	17,301	20%
Gross margin %	26.3%	21.5%	4.8%		23.1%	18.4%	4.7%
Operating expenses:
Research and development expenses	5,429	4,966	463	9%	19,457	18,896	561	3%
Research and development expenses as a % of sales	5.2%	3.6%	1.6%		4.2%	3.9%	0.3%
Selling, general and administrative expenses	9,336	10,019	(683)	(7)%	40,386	42,941	(2,555)	(6)%
Selling, general and administrative expenses as a % of sales	8.9%	7.3%	1.6%		8.8%	8.9%	(0.1)%
Amortization of intangible assets	437	526	(89)	(17)%	1,746	2,124	(378)	(18)%
Total operating expenses	15,202	15,511	(309)	(2)%	61,589	63,961	(2,372)	(4)%
Operating income	12,334	13,907	(1,573)	(11)%	44,275	24,602	19,673	80%
Interest expense (from related parties $1,971 and $1,658 for the three months ended December 31, 2023 and 2022, respectively, and $7,729 and $4,680 for the year ended December 31, 2023 and 2022, respectively)	3,595	4,299	(704)	(16)%	17,069	13,028	4,041	31%
Income before income taxes	8,739	9,608	(869)	(9)%	27,206	11,574	15,632	135%
Income tax expense	369	290	79	27%	900	304	596	NM
Net income	$8,370	$9,318	$(948)	(10)%	$26,306	$11,270	$15,036	133%

Earnings per common share:
Basic	$0.36	$0.40	$(0.04)	(10)%	$1.15	$0.49	$0.66	135%
Diluted	$0.36	$0.40	$(0.04)	(10)%	$1.15	$0.49	$0.66	135%

Non-GAAP Financial Measures:
Adjusted net income *	$7,523	$10,101	$(2,578)	26%	$26,552	$15,735	$10,817	69%
Adjusted income per share *	$0.34	$0.44	$(0.10)	23%	$1.17	$0.69	$0.48	70%
EBITDA *	$13,700	$15,467	$(1,767)	(11)%	$49,875	$31,292	$18,583	59%
Adjusted EBITDA *	$12,853	$16,250	$(3,397)	(21)%	$50,121	$35,757	$14,364	40%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except par values)	As of December 31, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$22,758	$24,296
Restricted cash	3,836	3,604
Accounts receivable, net of allowances of $5,975 and $4,308 as of December 31, 2023 and 2022, respectively; (from related parties $777 and $2,325 as of December 31, 2023 and 2022, respectively)	66,979	89,894
Income tax receivable	550	555
Inventories, net	84,947	120,560
Prepaid expenses and other current assets	26,312	16,364
Total current assets	205,382	255,273
Property, plant and equipment, net	14,928	13,844
Operating lease right-of-use assets, net	27,145	13,282
Intangible assets, net	3,914	5,660
Goodwill	29,835	29,835
Other noncurrent assets	3,099	2,019
TOTAL ASSETS	$284,303	$319,913

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (to related parties $24,496 and $23,358 as of December 31, 2023 and 2022, respectively)	$67,355	$76,430
Current maturities of long-term debt	139	130
Revolving line of credit	50,000	130,000
Finance lease liability, current	76	90
Operating lease liability, current	3,912	2,894
Other short-term financing (from related parties $94,820 and $75,020 as of December 31, 2023 and 2022, respectively)	94,820	75,614
Other accrued liabilities (from related parties $1,833 and $5,232 as of December 31, 2023 and 2022, respectively)	31,999	34,109
Total current liabilities	248,301	319,267
Deferred income taxes	1,478	1,278
Long-term debt, net of current maturities (from related parties $0 and $4,800 as of December 31, 2023 and 2022, respectively)	90	5,029
Finance lease liability, long-term	94	170
Operating lease liability, long-term	25,070	10,971
Noncurrent contract liabilities	2,401	3,199
Other noncurrent liabilities	10,786	10,371
TOTAL LIABILITIES	$288,220	$350,285

STOCKHOLDERS’ DEFICIT
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,968 and 22,951 shares outstanding at December 31, 2023 and 2022, respectively	23	23
Additional paid-in capital	157,770	157,673
Accumulated deficit	(160,790)	(187,096)
Treasury stock, at cost, 149 and 166 shares at December 31, 2023 and 2022, respectively	(920)	(972)
TOTAL STOCKHOLDERS’ DEFICIT	(3,917)	(30,372)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$284,303	$319,913

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Cash provided by (used in) operating activities
Net income	$8,370	$9,319	$26,306	$11,270
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of intangible assets	437	526	1,746	2,124
Depreciation	929	1,034	3,854	4,566
Stock-based compensation expense	19	70	151	385
Amortization of financing fees	250	448	1,188	2,178
Deferred income taxes	69	164	200	189
Provision for losses in accounts receivable	(1,330)	888	1,668	888
Increase in allowance for inventory obsolescence	(734)	110	1,826	533
Other adjustments, net	226	64	229	529
Changes in operating assets and liabilities:
Accounts receivable	5,772	(8,050)	21,248	(25,672)
Inventory	10,176	6,551	33,787	21,098
Prepaid expenses, right-of-use assets and other assets	(1,402)	2,038	(7,043)	(4,251)
Accounts payable	(7,969)	3,182	(9,237)	(17,004)
Income taxes receivable	5	11	5	3,721
Accrued expenses	(4,800)	(5,695)	(2,162)	2,107
Other noncurrent liabilities	(1,623)	(1,798)	(3,254)	(11,506)
Net cash provided by (used in) operating activities	8,395	8,862	70,512	(8,845)
Cash (used in) provided by investing activities
Capital expenditures	(2,358)	(363)	(5,036)	(1,354)
Proceeds from disposal of assets	16	—	16	—
Net cash used in investing activities	(2,342)	(363)	(5,020)	(1,354)
Cash (used in) provided by financing activities
Repayment of debt	(30,000)	—	(80,000)	—
Repayment of long-term debt and lease liabilities	(54)	(53)	(215)	(256)
Proceeds from short-term financings	15,000	—	15,000	31,582
Repayment of short-term financings	(1)	(587)	(594)	(1,168)
Payments of deferred financing costs	(4)	—	(987)	(1,787)
Other financing activities, net	—	(1)	(2)	(4)
Net cash (used in) provided by financing activities	(15,059)	(641)	(66,798)	28,367
Net (decrease) increase in cash, cash equivalents, and restricted cash	(9,006)	7,858	(1,306)	18,168
Cash, cash equivalents, and restricted cash at beginning of the year	35,600	20,042	27,900	9,732
Cash, cash equivalents, and restricted cash at end of the year	$26,594	$27,900	$26,594	$27,900

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the year ended December 31, 2023. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share	Net income per common share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share is a measure of the Company’s diluted net earnings per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three months and year ended December 31, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net income	$8,370	$9,318	$26,306	$11,270
Stock-based compensation [1]	19	70	151	385
Severance [2]	—	—	—	462
Internal control remediation [3]	—	19	—	467
Governmental investigations and other legal matters [4]	(866)	694	195	3,151
Insurance proceeds [5]	—	—	(100)	—
Adjusted net income	$7,523	$10,101	$26,552	$15,735

The following table presents a reconciliation from Net income per common share – diluted to Adjusted net income per share – diluted for the three months and year ended December 31, 2023 and 2022 (UNAUDITED):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net income per common share – diluted	$0.36	$0.40	$1.15	$0.49
Stock-based compensation [1]	0.01	0.01	0.01	0.02
Severance [2]	—	—	—	0.02
Internal control remediation [3]	—	—	—	0.02
Governmental investigations and other legal matters [4]	(0.03)	0.03	0.01	0.14
Adjusted net income per share – diluted	$0.34	$0.44	$1.17	$0.69

Diluted shares (in thousands)	22,983	22,960	22,973	22,948
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three months and year ended December 31, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net income	$8,370	$9,318	$26,306	$11,270
Interest expense	3,595	4,299	17,069	13,028
Income tax expense (benefit)	369	290	900	304
Depreciation	929	1,034	3,854	4,566
Amortization of intangible assets	437	526	1,746	2,124
EBITDA	13,700	15,467	49,875	31,292
Stock-based compensation [1]	19	70	151	385
Severance [2]	—	—	—	462
Internal control remediation [3]	—	19	—	467
Government investigations and other legal matters [4]	(866)	694	195	3,151
Insurance proceeds [5]	—	—	(100)	—
Adjusted EBITDA	$12,853	$16,250	$50,121	$35,757

1.	Amounts reflect non-cash stock-based compensation expense.
2.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
4.	Amounts include professional services fees and reserves related to legal matters.
5.	Amounts include insurance recoveries related to a prior year incident and have no material impact on the Adjusted earnings per share for the three months and year ended December 31, 2023 and 2022.